Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ADOPTS

A SHORT-TERM STOCKHOLDER PROTECTION RIGHTS AGREEMENT

FRANKLIN, Tenn. (October 3, 2016) – The Board of Directors of Community Health Systems, Inc. (NYSE:CYH) (the “Company”) today adopted a Stockholder Protection Rights Agreement (the “Rights Agreement”) and declared a dividend of one Right on each outstanding share of the Company’s common stock. The record date to determine stockholders entitled to receive the Rights is October 13, 2016. The Rights Agreement will expire on April 1, 2017.

Wayne T. Smith, chairman and chief executive officer of the Company, stated, “The Board is currently exploring a variety of options with private equity sponsors, as well as other potential alternatives that would benefit all stockholders of the Company. In light of the recent accumulation of a significant block of the Company’s common stock, the Board has adopted the Rights Agreement with a six-month duration in order to prevent the accumulation of a potentially controlling block of the Company’s common stock until the Company’s exploration of options and alternatives has concluded. The Rights Agreement is not intended to and will not prevent a transaction involving the Company’s stock at a full and fair price. The Rights Agreement does not in any way weaken the Company’s financial strength or interfere with its business plans or interfere with the Company’s exploration of options or alternatives. The Rights Agreement was not adopted in response to any specific effort to acquire the Company or influence its management.”

The discussions are at a very preliminary stage and there is no timeline established for this review. There can be no certainty that the exploration will result in any kind of transaction. The Company does not expect to make further public comment regarding these matters while this exploration takes place.

Under the terms of the Rights Agreement, until the earlier of (i) the Company’s announcing that a person or group has acquired 15% or more of the Company’s common stock (an “Acquiring Person”) or the date and time on which any Acquiring Person has acquired more than 40% of the Company’s common stock (in either case, the “Flip-in Date”) and (ii) the tenth business day, or such later date designated by the Board, after any person or group commences a tender offer that will result in such person or group owning 15% or more of the Company’s common stock, the Rights will be evidenced by the common stock certificates, will automatically trade with the common stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase fractions of Participating Preferred Stock having economic and voting terms similar to those of one share of common stock for an exercise price of $50.00.

Upon the occurrence of the Flip-in Date, each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of the Company’s common stock having a market value of twice the exercise price. Also, if after an Acquiring Person controls the Company’s Board of Directors or is the owner of 50% or more of the Company’s common stock, the Company is involved in a merger or sells more than 50% of its assets or earning power and, in the case of a merger, the Acquiring Person will receive different treatment than all other stockholders or the transaction is with the Acquiring Person, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 15% and 50% of the Company’s common stock, the Board of Directors may, at its option, exchange one share of the Company’s common stock for each Right.

Community Health Systems Adopts Short-Term Stockholder Protection Rights Agreement

October 3, 2016

The Rights may generally be redeemed by the Board of Directors for $0.001 per Right prior to the Flip-in Date.

Smith stated, “The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or its stockholders, does not affect our debt instruments, and will not change the way in which our shares are traded.”

A letter regarding the Rights Agreement and a Summary of certain terms of the Rights Agreement will be mailed to the stockholders of the Company.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. The Company, through its subsidiaries, owns, leases or operates 158 affiliated hospitals in 22 states with an aggregate of nearly 27,000 licensed beds. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

Statements contained in this news release regarding potential transactions, operating results, and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Community Health Systems, Inc.

Investor Contact:

W. Larry Cash, 615-465-7000

President of Financial Services and Chief Financial Officer

Or

Media Contact:

Tomi Galin, 615-628-6607

Senior Vice President, Corporate Communications, Marketing and Public Affairs

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